As filed with the Securities and Exchange Commission on November 14, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Veritiv Corporation

(Exact name of registrant as specified in its charter)

Delaware	46-3234977
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6600 Governors Lake Parkway, Norcross GA	30071
(Address of Principal Executive Offices)	(Zip Code)

Veritiv Corporation 2014 Omnibus Incentive Plan

(Full title of the plan)

Mark W. Hianik, Esq.

Senior Vice President, General Counsel and Corporate Secretary

Veritiv Corporation

6600 Governors Lake Parkway

Norcross, GA 30071

(Name and address of agent for service)

(770) 447-9000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.01 per share	2,080,000(1)	$46.76(2)	$97,260,800(2)	$11,302

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Common Stock of Veritiv Corporation that become issuable under the Veritiv Corporation 2014 Omnibus Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected which results in an increase in the number of the Company’s outstanding shares of Common Stock issuable pursuant to awards granted under the Plan.
(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rules 457(c) and (h) on the basis of the average of the high and low sales prices of the Common Stock on the New York Stock Exchange on November 7, 2014.

EXPLANATORY NOTE

On January 28, 2014, International Paper Company (“IP”) announced that it would spin off its xpedx distribution solutions business (“xpedx”) and merge that business with Unisource Worldwide, Inc. (“Unisource”) under the terms of definitive agreements that would result in the creation of a new, publicly-traded company. On June 13, 2014, the Form S-1 Registration Statement of Veritiv Corporation, a wholly-owned subsidiary of IP formed for the purpose of effecting the spin-off and merger, was declared effective by the Securities and Exchange Commission. On July 1, 2014, IP completed the spin-off of xpedx to the IP shareholders. Immediately following the spin-off, UWW Holdings, Inc., the parent company of Unisource (“UWWH”), merged with and into xpedx to form a new, publicly-traded company known as Veritiv Corporation (the “Company,” “Registrant,” “us” or “our”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents heretofore filed with the Securities and Exchange Commission (the “Commission”) by the Company pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are incorporated herein by reference:

•	The Company’s prospectus filed on June 13, 2014 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1, as amended (File No. 333-193950) which contains audited financial statements of xpedx (A Business of International Paper Company) and UWW Holdings, Inc. and Subsidiaries for the fiscal year ended December 31, 2013;

•	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since June 13, 2014; and

•	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 333-193950) filed with the Commission on June 5, 2014, pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the Commission for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the securities registered hereunder will be passed upon for the Company by Mark W. Hianik, Senior Vice President, General Counsel and Corporate Secretary. Mr. Hianik may receive awards under the Plan.

Item 6.	Indemnification of Directors and Officers.

Our Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”) provides that, to the fullest extent permitted by the Delaware General Corporation Law (“DGCL”) as it now exists or may hereafter be amended to increase the scope of permitted indemnification, none of our directors will be personally liable to us or our stockholders for monetary damages resulting from a breach of fiduciary duty as a director, except in circumstances involving:

•	any breach of the director’s duty of loyalty;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	payments of unlawful dividends or unlawful stock purchases or redemptions under Section 174 of the DGCL; or

•	any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, that are incurred in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, known as a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification if the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Our Certificate of Incorporation provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that: (i) he or she or a person of whom he or she is the legal representative is or was or has agreed to become a director or an officer of the Company, including service with respect to an employee benefit plan, (ii) that he or she is or was a director or officer of IP or UWWH or any of their respective subsidiaries, in each case acting on behalf of or for the benefit of the Company, including service with respect to an employee benefit plan or (iii) while serving as a director or officer, is or was serving or has agreed to serve at the request of the Company as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is action alleged to have been taken or omitted in an official capacity as a director or officer, or in any other capacity while serving or having agreed to serve as a director, officer, employee, agent or trustee, shall be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL against all expense, liability and loss (including without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith.

Our Certificate of Incorporation also provides that we will pay the expenses incurred in defending any such proceeding in advance of its final disposition, subject to the provisions of the DGCL.

The Merger Agreement, dated as of January 28, 2014, as amended, among the Company, IP, xpedx Intermediate, LLC, xpedx, LLC, UWWH Holdings, LLC, UWWH and Unisource (“the Merger Agreement”) also provides for indemnification, by us, of all past and present directors and officers of UWWH, IP and their respective subsidiaries for all acts or omissions occurring at or prior to the effective time of the Merger Agreement. We maintain liability insurance for our directors and executive officers and for those directors and officers that we indemnify pursuant to the Merger Agreement. This insurance provides for coverage, subject to certain exceptions, against non-indemnifiable loss from claims made against directors and officers in their capacity as such.

We have entered into indemnification agreements with each of our directors. The indemnification agreements provide our directors with contractual rights to indemnification and expense advancement rights that are supplemental to and in furtherance of the rights provided under our Certificate of Incorporation, as well as contractual rights to additional indemnification as provided in the indemnification agreement.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibits	Description

4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to Form 8-K as filed with the Commission on July 3, 2014).

4.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to Form 8-K as filed with the Commission on July 3, 2014).

4.3	Veritiv Corporation 2014 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.8 to Form 8-K as filed with the Commission on July 3, 2014).

5.1*	Opinion of Mark W. Hianik, Esq. as to the legality of the securities being registered.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of PricewaterhouseCoopers LLP.

23.3*	Consent of Mark W. Hianik, Esq. (included in the opinion filed as Exhibit 5.1).

24.1*	Power of Attorney (contained in signature page of this Registration Statement).

*	Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on November 14, 2014.

Veritiv Corporation (Registrant)

By:	/s/ Stephen J. Smith
Name: Stephen J. Smith
Title: Senior Vice President and Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen J. Smith and Mark W. Hianik and each of them severally, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on November 14, 2014.

(i) Principal executive officer:

/s/ Mary A. Laschinger	Chairman of the Board of Directors
Mary A. Laschinger	and Chief Executive Officer

(ii) Principal financial officer:

/s/ Stephen J. Smith	Senior Vice President and Chief Financial
Stephen J. Smith	Officer

(iii) Principal accounting officer:

/s/ W. Forrest Bell	Chief Accounting Officer
W. Forrest Bell

(iv) The Directors:

/s/ Allan R. Dragone, Jr.	Director
Allan R. Dragone, Jr.

/s/ Daniel T. Henry	Director
Daniel T. Henry

/s/ Tracy A. Leinbach	Director
Tracy A. Leinbach

/s/ Seth A. Meisel	Director
Seth A. Meisel

/s/ William E. Mitchell	Director
William E. Mitchell

/s/ Michael P. Muldowney	Director
Michael P. Muldowney

/s/ Charles G. Ward, III	Director
Charles G. Ward, III

/s/ John J. Zillmer	Director
John J. Zillmer

EXHIBIT INDEX

Exhibits	Description

4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to Form 8-K as filed with the Commission on July 3, 2014).

4.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to Form 8-K as filed with the Commission on July 3, 2014).

4.3	Veritiv Corporation 2014 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.8 to Form 8-K as filed with the Commission on July 3, 2014).

5.1*	Opinion of Mark W. Hianik, Esq. as to the legality of the securities being registered.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of PricewaterhouseCoopers LLP.

23.3*	Consent of Mark W. Hianik, Esq. (included in the opinion filed as Exhibit 5.1).

24.1*	Power of Attorney (contained in signature page of this Registration Statement).

*	Filed herewith.